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                                                                     EXHIBIT 99



For Immediate Release


                         HARCOURT GENERAL TO BUY MOSBY
                               FROM TIMES MIRROR


        NEW YORK, NEW YORK, May 6, 1998 -- Harcourt General, Inc. (NYSE:H) and The Times Mirror Company (NYSE:TMC) jointly announced today that Harcourt General has signed a definitive agreement to acquire Mosby, Inc., Times Mirror's professional health sciences publishing business, in a transaction valued at $415 million.

        Mosby, which published more than three thousand books and 100 periodicals in nursing, allied health and medicine, has annual revenues of approximately $225 million. Harcourt General, through its W.B. Saunders and Churchill Livingstone businesses, is a leading worldwide medical publisher of approximately 3,300 books and 230 periodicals in print and electronic formats.

        Richard A. Smith, chairman and chief executive officer of Harcourt General, said, "This is a strategic acquisition which gives us a strong worldwide position in the medical publishing industry, which accounts for about $1.8 billion in annual revenues in the United States alone. Mosby publishes in 31 foreign languages and sells its publications in 41 countries. Its strength in the fields of nursing, allied health and medicine complement our existing health science publishing business, giving us a well-rounded line-up of health sciences publications to sell throughout the world."

        "The strategic review of the health sciences publishing marketplace that we began last Fall led us to conclude that the future growth of Mosby would be best achieved if it were part of a global health sciences publisher. Harcourt General is currently the primary international distributor for most of Mosby's products and has the worldwide scale to maximize Mosby's potential," said Mark H. Willes, Times Mirror chairman, president and chief executive officer and publisher, Los Angeles Times. "Mosby is one of the world's leading health science publishers because of the talent and
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expertise of its employees and authors. We are very appreciative of their efforts," said Willes.

        Completion of the transaction is subject to normal terms and conditions, including clearance under the Hart-Scott-Rodino Act.

        Harcourt General said the transaction will generate about $12 million in annual goodwill amortization.

        "The Mosby transaction will be accomplished through a corporate reorganization in the form of a merger. Harcourt General will finance its participation through existing cash balances and bank credit lines," Mr. Smith said. "After goodwill amortization, the transaction will dilute earnings per share in the first 12 months by 10 to 15 cents, but is expected to add to earnings per share in subsequent years," he added.

        Mosby will become part of the Worldwide Scientific/Technical/Medical
(STM) group of Harcourt Brace & Company, Harcourt General's $1.8 billion publishing subsidiary. "Mosby will increase annual revenues of the Worldwide STM Group to more than $700 million," Mr. Smith said "giving us further efficiencies that are necessary to compete in these important and growing markets for professional information." In addition to the medical publishing businesses, the Harcourt Brace Worldwide STM Group includes Academic Press, the largest U.S.-based publisher of scientific and technical information.

        Times Mirror expects to report a total gain of approximately $195 million or $2.05 per share from this transaction.

        Goldman, Sachs & Co. acted as financial advisor to Times Mirror. Lazard Freres & Co. acted as financial advisor to Harcourt General.

        Harcourt General is a leading global multiple-media publisher and service provider to established educational, trade and professional markets as well as to emerging for-profit educational, career-training and assessment markets. The company is also a leading specialty retailer through its 53 percent controlling interest in The Neiman Marcus Group (NYSE:NMG).

        Times Mirror, a Los Angeles news and information company, publishes the Los Angeles Times, Newsday, The


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Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate,
and Greenwich Time; a wide array of professional information for the legal, health sciences, health promotion, aviation and training markets and consumer magazines. Times Mirror's newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country.


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Harcourt General

Press Information:
Peter Farwell
(617) 232-8200

Times Mirror:

Press Information                                Investor Information
Martha H. Goldstein                              Jean M. Jarvis
(213) 237-3727                                   (213) 237-3955

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This press release contains certain forward-looking statements that are subject to risk and uncertainty. There can be no assurance that these future results will be achieved. Readers are cautioned to refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission for a description of factors which could affect the Company's performance.






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